EXHIBIT 99.1

Press Release

RELM Wireless Reports Second Quarter 2007 Results

Quarterly Sales Up 9.5% Year-Over-Year

Quarterly P25 Digital Sales 62.2% of Total Sales

WEST MELBOURNE, FL, August 8, 2007 - RELM Wireless Corporation (Amex: RWC - News) today announced its financial and operating results for the quarter and six months ended June 30, 2007.

For the quarter ended June 30, 2007, sales increased approximately 9.5% to $9.4 million, compared to $8.6 million for the same period in 2006, driven primarily by increased sales of the Company’s digital APCO Project 25 products to government and public safety customers. Pretax income for the quarter increased 40.2% to $2.4 million, compared to $1.7 million for same period in 2006.

For the quarter, net income was $1.5 million, or $0.10 per fully diluted share, compared to net income of $1.1 million, or $0.08 per fully diluted share for the same quarter in 2006. Income tax expense for the quarter was approximately $0.9 million compared to approximately $0.6 million for the same quarter last year. Tax expense for both periods is primarily non-cash deferred tax expense, due to the utilization of net operating loss (NOL) carry-forwards.

For the second quarter, gross margins improved to 57.8% compared to 56.8% for the prior year, reflecting growth in total sales and P25 digital product sales. Selling, general and administrative (SG&A) expenses as a percentage of sales were 33.8% or $3.2 million for the quarter, compared to 37.1% or $3.2 million last year.

For the six months ended June 30, 2007, sales were approximately $14.0 million, compared to $15.8 million for the same period in 2006. Pretax income for the period was approximately $1.9 million, compared to $3.1 million for same period in 2006. Net income was approximately $1.1 million, or $0.08 per fully diluted share, compared to net income of $1.9 million, or $0.14 per fully diluted share for the same period in 2006. Net income for the period was impacted by tax expense of approximately $0.8 million, compared to $1.2 million for the same period last year. Tax expense for both periods is primarily non-cash deferred tax expense, due to the utilization of net operating loss (NOL) carry-forwards.

For the six months ended June 30, 2007, gross margins were 52.7% compared to 55.2% for the prior year; primarily the result of lower total sales and sales of P25 digital products in the first quarter 2007. Selling, general and administrative (SG&A) expenses as a percentage of sales were 41.2% or $5.8 million for the period, compared to 35.9% or $5.7 million last year.

Cash and cash equivalents at June 30, 2007 were approximately $12.9 million, compared to $13.3 million as of December 31, 2006.

RELM President and Chief Executive Officer David Storey commented, “We are pleased with the improvement in our business for the second quarter, reflecting strengthened government spending for our P25 digital radios, which reached company-highs of $5.9 million and 62.2% of total sales. Also, during the quarter we completed a number of significant transactions with new and existing customers, including the West Virginia Division of Forestry, the California Department of Forestry (CDF), the United States Forest Service (USFS) and the state of North Carolina. Although the current climate for government funding remains uncertain, we were encouraged by increased spending during the second quarter.”

Mr. Storey concluded, “We are continuing to execute our strategy; investing in product development and sales resources, broadening our addressable market to capitalize on the future of P25 products and capabilities.”

Conference Call and Webcast

RELM Wireless will host a conference call and webcast for investors and analysts to discuss its results for the second quarter on Thursday, August 9, 2007, at 9 a.m. (EDT).

Participants should call (888) 693-3477 (Domestic) or (973) 582-2710 (International) and request the RELM Wireless call. The call will also be available via webcast at http://www.relm.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://relm.com/investor_information.asp.

A replay of the call will be available from Thursday, August 9, 2007 at 11:00 a.m., EDT, through Thursday, August 16, 2007 at 11:59 p.m., EDT. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 9051448.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security. The shift towards interoperability has gained momentum as a result of the recent communications failures during the Oklahoma City bombings, 9/11 attacks and more recently Hurricane Katrina. RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless

For 60 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2007	6/30/2006	6/30/2007	6/30/2006

Sales, net	$9,413	$8,596	$14,044	$15,780

Costs & Expenses:
Cost of Products (Includes non-cash share-based employee	3,973	3,713	6,641	7,071
compensation expense of $7 and $81 for the three months ended June 30, 2007and 2006, respectively, and $16 and $138 for the six months ended June 30, 2007 and 2006, respectively.)
Selling, General and Administrative Expenses	3,184	3,191	5,793	5,664

(Includes non-cash share-based employee
compensation expense of $60 and $240 for the
three months ended March 31, 2007 and 2006,
respectively, and $121 and $375 for the
six months ended June 30, 2007 and 2006,
respectively.)

Total Costs & Expenses	7,157	6,904	12,434	12,735

Operating Income	2,256	1,692	1,610	3,045

Other Income (Expense):
Interest Expense	(1)	(10)	(3)	(16)
Interest Income	151	59	299	100
Other Income (Expense)	3	(23)	(1)	(24)

Pretax Income	2,409	1,718	1,905	3,105

Income Tax Expense	942	646	782	1,168

Net Income	$1,467	$1,072	$1,123	$1,937

Earnings per share - basic	$0.11	$0.08	$0.08	$0.15

Earnings per share - diluted	$0.10	$0.08	$0.08	$0.14

Weighted Average Common Shares Outstanding, Basic	13,346	13,293	13,344	13,231
Weighted Average Common Shares Outstanding, Diluted	14,039	14,189	14,107	14,281

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data) (Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash & Cash Equivalents	$12,871	$13,266
Trade Accounts Receivable, net	5,215	3,565
Inventories, net	7,142	7,440
Deferred tax assets, net	2,755	3,490
Prepaid Expenses & Other Current Assets	891	841
Total Current Assets	28,874	28,602

Property, Plant and Equipment, Net	851	913
Deferred tax assets, net	5,360	5,360
Other Assets	568	431

Total Assets	$35,653	$35,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$781	$1,172
Accrued compensation and related taxes	725	1,234
Accrued warranty expense	257	205
Accrued other expenses and other current liabilities	300	394
Total Current Liabilities	2,063	3,005

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,361,661 and 13,341,661 issued and outstanding shares at June 30, 2007 and December 31, 2006, respectively.	8,016	8,004
Additional paid-in capital	23,795	23,641
Accumulated earnings	1,779	656
Total Stockholders' Equity	33,590	32,301

Total Liabilities and Stockholders' Equity	$35,653	$35,306

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Source: RELM Wireless Corporation